Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

NUKKLEUS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(1)	Fee Calculation Rule(4)	Amount Being Registered	Proposed Maximum Offering Price Per Security(5)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Shares of common stock, $0.0001 par value (1)	Other	6,469,308	N/A	$56,853,419	0.0000927	$5,270
	Equity	Warrants (2)	Other	5,321,000	$11.50	$61,191,500	0.0000927	$5,672
	Equity	Shares of common stock issuable in exchange for warrants (3)	Other	5,321,000	--	--	--	--
		Total Offering Amounts				$120,125,515		$10,943
		Net Fee Due						$10,943

(1)	Based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”) of the registrant issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to a merger agreement among the registrant, Brilliant Acquisition Corporation (“Brilliant”), and certain other parties. This number is based on (i) up to 5,937,208 shares of Nukkleus Common Stock issuable as consideration in connection with the Business Combination to holders of ordinary shares of Brilliant, and (ii) up to 532,100 shares of Nukkleus Common Stock issuable upon conversion of Rights to acquire ordinary shares of Brilliant, which will be converted upon consummation of the Business Combination in accordance with their terms.
(2)	Represents warrants entitling the holder to purchase one ordinary share of Brilliant exercisable at $11.50 per ordinary share upon consummation of Brilliant’s initial business combination that will be converted into warrants entitling the holder to purchase one share of Nukkleus Common Stock upon consummation of the Business Combination.
(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and 457(c) of the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum aggregate offering price is equal to the product of (A) $10.38, the average of the high and low prices per share of Brilliant ordinary shares on April 14, 2021, as quoted on the Nasdaq Stock Exchange and (B) 5,477,208, the estimated maximum number of ordinary shares of Brilliant that may be exchanged in the Business Combination.